Exhibit (m)(2)

Amended Schedule A
(dated May 1, 2021)
to the

MML Series Investment Fund II
Service Class and Service Class I
Distribution and Services Plan
Dated August 15, 2008

MML Blend Fund
MML Dynamic Bond Fund MML Equity Fund
MML Equity Momentum Fund
MML Equity Rotation Fund MML High Yield Fund
MML Inflation-Protected and Income Fund
MML iShares® 60/40 Allocation Fund
MML iShares® 80/20 Allocation Fund
MML Managed Bond Fund
MML Short-Duration Bond Fund
MML Small Cap Equity Fund
MML Special Situations Fund
MML Strategic Emerging Markets Fund
MML U.S. Government Money Market Fund